EXHIBIT 10.3
Baldwin Europe Consolidated B.V.
Baldwin Technology Company, Inc.
2 Trap Falls Road
Suite 402
Shelton, Connecticut, USA 06484
LaSalle Bank National Association, as Administrative Agent
135 South LaSalle Street
Chicago, Illinois 60603
November 21, 2006
Payoff of Loans and Related Obligations
Ladies and Gentlemen:
Reference is made to (i) the Credit Agreement dated as of July 25, 2003 among Baldwin Europe Consolidated B.V. (the “Borrower”), Baldwin Technology Company, Inc. (the “Parent”), the Guarantor Subsidiaries (as defined therein) and Maple Bank GmbH as lender (the “Lender”), as amended by the First Amendment to Credit Agreement dated as of September 9, 2004 among the parties thereto and as further amended by the Second Amendment and Waiver to Credit Agreement dated as of July 1, 2005 among the parties thereto (the “Credit Agreement”) and (ii) the other Credit Documents (as defined in the Credit Agreement). The Lender understands that the Parent expects to obtain financing pursuant to a new credit agreement under which LaSalle Bank National Association shall act as Administrative Agent (the “Administrative Agent”; the lender(s) under such new credit agreement are collectively referred to below as the “New Lenders”) for the purpose of, among other things, providing a loan to the Borrower the proceeds of which will be used to pay in full all obligations and liabilities of the Borrower to the Lender under or in respect of the Credit Agreement and the other Credit Documents. All undefined capitalized terms used herein shall have the meanings set forth in the Credit Agreement.
Upon the Lender’s receipt on or after the date hereof (but no later than November 22, 2006) of (i) a wire transfer to the account noted below in the amount listed below as the “Total Payoff Amount” plus any applicable Per Diem amount specified below for each day after the date hereof through the payoff date (such amount, the “Payoff Amount”):

Outstanding principal amount as of the date hereof	$6,584,351.57
Accrued but unpaid interest through the date hereof	$28,279.05
L/C Cash Collateralization Amount	$2,851,287.84
Total principal, interest and cash collateralization amount in USD due on 11/21/2006:	$9,463,918.46
Accrued but unpaid Commitment Fee through the date hereof	$6,072.39
Accrued but unpaid Maintenance Fee through the date hereof	$11,000.00
Termination Fee	$100,000.00
L/C Fee	$22,162.98
Maple’s Legal Fee	$23,000.00
Total Fees in USD due on 11/21/2006:	$162,235.37
TOTAL PAYOFF AMOUNT IN USD DUE ON 11/21/2006	$9,626,153.83
Per Diem for 11/22/2006 (already included in the above mentioned figures):	$2,074.70
(to be received prior to 2:00 p.m. (EST time) on the given payoff date (the “Cutoff Time”)), which amount represents all of the Obligations outstanding under the Credit Agreement and the other Credit Documents as well as the amount necessary to cash collateralize all letters of credit and bank guarantees issued under the Credit Agreement together with related fees and (ii) a fully executed counterpart of this letter agreement (“Agreement”) signed by the Borrower, the Parent and the Administrative Agent (the time at which each of the conditions in the foregoing clauses (i) and (ii) shall first be satisfied is herein referred to as the “Payoff Effective Time”), the Lender hereby agrees that (a) all outstanding indebtedness (including, without limitation, for principal, interest, fees, costs and expenses) and other Obligations of the Borrower and the other Credit Parties shall be paid, performed and satisfied in full and discharged, terminated and released, (b) all security interests, liens and other rights of the Lender in and to any and all assets of the Parent, the Borrower and the other Credit Parties granted to or held by the Lender in any property of any Credit Party as security for such indebtedness and other Obligations (including all Collateral) shall automatically be terminated, released, discharged and reassigned with no further action required from any Person and (c) the Credit Agreement and each of the other Credit Documents shall terminate and be of no further force or effect; provided, however, that, notwithstanding anything herein to the contrary, (i) Sections 8.16, 12.01 and 12.12 of the Credit Agreement shall survive in accordance with their terms, (ii) Sections 1.07(a), 1A.04, 4.04, 10.01 and, with respect to the Borrower and the Parent only, 10.05, and with respect to the Parent only, 13, of the Credit Agreement shall survive with respect to the letters of credit and bank guarantees issued by the Lender and listed on Schedule A hereto (the “Specified Obligations”) and (iii) Section 11 shall survive in accordance with its terms to the extent necessary to give effect to or for the interpretation of the other surviving provisions of the Credit Agreement. It is anticipated that the Specified Obligations shall be supported by letters of credit issued by LaSalle Bank National Association (in such capacity, the “Issuing Bank”) in the form attached hereto as Schedule B (the “Backstop Letters of Credit. Upon receipt by the Lender of the issued Backstop Letters of Credit, the Lender shall return to the Parent, or as the Parent shall direct, an amount in US Dollars equal to the “L/C Cash Collateralization Amount” as specified above. The Lender hereby agrees to (x) notify the Parent and the Issuing Bank of any cancellation or termination of, or if known to the Lender, reduction of liability in respect of, any Specified Obligation as contemplated by the Backstop Letters of Credit, provided that the failure to so notify the Parent shall have no effect on any of the obligations or liabilities of the Parent hereunder, (y) return to the Issuing Bank for cancellation each Backstop Letter of Credit upon the expiration or other termination of the last to expire or terminate Specified Obligation referred to in such Backstop Letter of Credit (after making, and giving effect to, any drawings under such Backstop Letter of Credit permitted at such time) and (z) return any Per Diem amount to the Parent to the extent received by the Lender prior to the Cutoff Time such that such amount was not in fact owing to the Lender at the time received.
Further, Lender (a) releases to the Parent, on and after the Payoff Effective Time, all of the release and termination documents and instruments listed on Schedule C hereto (collectively the “Release Documents”) and all of the promissory notes, stock certificates, instruments and other property of the Parent, the Borrower and the other Credit Parties listed on Schedule D hereto, (b) authorizes the Parent to file or cause to be filed, on and after the Payoff Effective Time, all UCC-3 termination statements and other applicable Release Documents and (c) agrees to take all additional actions and execute and deliver all additional documents and instruments reasonably requested by the Parent, the Borrower, any other Credit Party or the Administrative Agent as may be necessary or appropriate to release and evidence satisfaction of the Lender’s Liens in the Collateral and/or the terminations set forth above. The Parent (i) agrees to reimburse the Lender for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal costs and expenses) incurred by the

Lender in connection with the matters referred to in this Agreement, (ii) acknowledges that the Lender’s execution of and/or delivery of any documents or instruments releasing any security interest or claim in any property of the Borrower, the Parent or any other Credit Party as set forth herein is made without recourse, representation, warranty or other assurance of any kind by the Lender as to the Lender’s rights in any collateral security for amounts owing under the Credit Documents, the condition or value of any Collateral or any other matter (except as to the Lender’s continued ownership of the Obligations and right and authority to make the agreements set forth herein and in such documents) and (iii) agrees to indemnify (x) the Lender, its officers, directors, employees, representatives and agents from and against any and all liabilities, obligations, losses, damages, claims, actions, costs and expenses incurred by or imposed upon them arising out of or in any way related to the execution and delivery by the Lender of any of the Release Documents and any additional actions and documents described in the preceding sentence and (y) the Lender from and against any losses incurred or suffered by the Lender as a result of the L/C Cash Collateralization Amount being equal to less than EUR 1,594,201.69 after converting from U.S. Dollars to Euros at the spot rate because of fluctuations in the applicable exchange rate.
The Borrower hereby confirms that the commitments of the Lender to make Loans or issue any Letters of Credit shall be terminated as of the Payoff Effective Time and, as of the Payoff Effective Time, the Lender shall not have any further obligation to make Loans to the Borrower or issue any Letters of Credit. It is agreed and understood in connection with the calculation of the Payoff Amount (including any applicable Per Diem amount) that the Borrower will not and shall not borrow any new Revolving Loans or request any new Letters of Credit on or after the date hereof until such time (if any) as the parties hereto agree in writing.
The Payoff Amount referred to above should be sent by wire transfer pursuant to the following wiring instructions:

Accountholder:	Maple Bank GmbH
Feuerbachstrasse 26-32
60325 Frankfurt am Main
Germany
SWIFT:	MPBKDEFFXXX
Account held with:	Harris N.A.
Account No.:	331-678-3
SWIFT:	HATRUS44
FW:	071000288

This Agreement shall be governed by the internal laws of the State of New York, United States. No party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other parties. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Legal delivery of this Agreement may be made by, among other methods, telecopy or e-mail. In addition to the Lender, the Borrower, the Parent and the Administrative Agent, the Subsidiary Guarantors and the New Lenders may rely on this Agreement.
If you need additional information, please do not hesitate to contact us.
Sincerely yours,
Maple Bank GmbH

/s/ Jürgen Daume	/s/ Oliver Lenauer

Jürgen Daume	Oliver Lenauer
Vice President	Vice President

ACCEPTED and AGREED:

BALDWIN EUROPE CONSOLIDATED B.V.

By	/s/ Vijay C. Tharani

Its	Managing Director

BALDWIN TECHNOLOGY COMPANY, INC.

By	/s/ Gerald A Nathe

Its	Chairman and Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Lincoln Schoff

Its	SVP